EXHIBIT (a)(1)(i)
ENTERCOM COMMUNICATIONS CORP.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
FOR RESTRICTED STOCK UNITS
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT
5:00 P.M., EASTERN TIME
ON THURSDAY, May 14, 2009, UNLESS THE OFFER IS EXTENDED
     Entercom Communications Corp. (“Entercom” or the “Company”) is offering its eligible employees and non-employee directors the opportunity to exchange certain outstanding stock options for restricted stock units of Entercom (“Restricted Stock Units” or “RSUs”). Eligible options may be exchanged for RSUs at the ratios set forth in this Offer to Exchange, rounded (up or down) to the nearest whole number. We are making this offer upon the terms and subject to the conditions described in this Offer to Exchange and in the related Election Form (which together, as they may be amended from time to time, constitute the “Offer”). In addition, the Offer is conditioned upon our shareholders approving, at the May 12, 2009 Annual Meeting of Shareholders (and any adjournments thereof), an amendment to the Entercom Equity Compensation Plan (the “Plan”) to permit the Offer.
     This Offer relates only to currently outstanding stock options to purchase shares of our Class A common stock with an exercise price equal to or greater than $11.80 (“Eligible Options”), which were granted under the Plan.
     You are eligible to participate (an “Eligible Participant”) in this Offer only if you:
•	are an employee of the Company or its subsidiaries (“Employees”), including Employees who are officers or members of the Company’s Board of Directors; or

•	are a non-employee member of the Company’s Board of Directors (“Non-Employee Directors”).
     Upon the terms and subject to the conditions of this Offer, we will issue the Restricted Stock Units to Eligible Participants who elect to participate (“Participants”) promptly following the expiration of the Offer. The Restricted Stock Units issued in exchange for tendered Eligible Options will be issued under the Plan. The Restricted Stock Units will be subject to forfeiture and other restrictions until such Restricted Stock Units vest under the terms of a Restricted Stock Unit grant instrument, the form of which is included in this Offer to Exchange as Schedule A. By properly tendering your Eligible Options for exchange, Participants will be deemed to have accepted the terms of, and agree to be bound by, that form of Restricted Stock Unit grant instrument.
     The exchange ratio under this Offer depends on the stated exercise price of the Eligible Options. Specifically, the applicable exchange ratios are as follows:

Eligible Option	Exchange Ratio
Exercise Price	(Options For RSUs)

At least $11.80 but less than $30.00	2.25 for 1
$30.00 or more	4.50 for 1

     The number of Restricted Stock Units to be received by a Participant will be rounded (up or down) to the nearest whole number.
     Assuming a Participant continues to meet the requirements for vesting specified in the Restricted Stock Unit grant instrument, the Restricted Stock Units will vest: (i) 50% two years after the grant date; (ii) 25% three years after the grant date; and (iii) the remaining 25% four years after the grant date.
     If a Participant who is an Employee ceases to be employed by the Company (other than as a result of death) before such Participant’s Restricted Stock Units vest, such Restricted Stock Units will be forfeited. If a Participant who is a Non-Employee Director ceases to serve as a director of the Company (other than as a result of death) before such Participant’s Restricted Stock Units vest, such Restricted Stock Units will be forfeited unless such Participant is willing to serve as a director of the Company but is not reelected, in which case such Participant’s Restricted Stock Units shall become fully vested. Other restrictions regarding Restricted Stock Units and the vesting thereof are set forth in the form of Restricted Stock Unit grant instrument in Schedule A of this Offer to Exchange and will be set forth in the grant instrument to be issued as of the grant date thereof.
     Some Eligible Options may be fully vested and exercisable. All Restricted Stock Units to be issued in connection with this Offer to Exchange, however, will not be vested.
     Eligible Participants are not required to exchange any Eligible Options. In order to participate, however, a Participant must exchange all of their Eligible Options. A Participant may not elect to exchange only a portion of their Eligible Options. This Offer is not conditioned upon a minimum number of Eligible Options being exchanged. The Offer is conditioned upon our shareholders approving, at the May 12, 2009 Annual Meeting of Shareholders (and any adjournments thereof), an amendment to the Plan to permit the Offer. In addition, this Offer is subject to the conditions that we describe in Section 6 of the Offer to Exchange.
     Although our Board of Directors has approved this Offer, neither we nor our Board of Directors make any recommendation as to whether you should exchange or refrain from exchanging your Eligible Options. You must make your own decision whether to elect to exchange your Eligible Options.
     Shares of our Class A common stock are quoted on the New York Stock Exchange under the symbol “ETM.” On March 31, 2009, the closing sales price of our common stock as quoted on the New York Stock Exchange was $1.10 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Options.
     As of March 31, 2009, options to purchase 3.3 million shares of our Class A common stock were issued and outstanding under the Plan. Approximately 2.1 million of these options, with exercise prices ranging from $12.31 to $52.05, would be eligible for exchange under this Offer to Exchange.
     You should direct questions about this Offer or requests for assistance to Andrew P. Sutor, IV, Corporate Counsel and Assistant Secretary at (610) 660-5655, or send an email to “option-exchange” followed by the extension “@entercom.com”.

IMPORTANT
     IF YOU CHOOSE TO ACCEPT THIS OFFER, YOU MUST COMPLETE AND SIGN THE ELECTION FORM AND RETURN IT TO US SO THAT WE RECEIVE IT BEFORE 5:00 P.M., EASTERN TIME, ON THURSDAY, MAY 14, 2009. YOU DO NOT NEED TO RETURN YOUR STOCK OPTION GRANT INSTRUMENT(S) FOR YOUR ELIGIBLE OPTIONS TO ELECT TO EXCHANGE OPTIONS IN THIS OFFER. IF YOU ELECT TO PARTICIPATE IN THIS OFFER TO EXCHANGE, YOUR STOCK OPTION GRANT INSTRUMENT(S) RELATING TO YOUR ELIGIBLE OPTIONS WILL BE AUTOMATICALLY RENDERED NULL AND VOID UPON OUR ACCEPTANCE OF THOSE ELIGIBLE OPTIONS IN THIS OFFER.
     WE ARE NOT MAKING THIS OFFER TO, NOR WILL WE ACCEPT ANY ELECTION TO EXCHANGE ELIGIBLE OPTIONS FROM, OR ON BEHALF OF, OPTION HOLDERS IN ANY JURISDICTION IN WHICH THE OFFER OR THE ACCEPTANCE OF ANY ELECTION TO EXCHANGE SUCH OPTIONS WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. WE MAY, HOWEVER, AT OUR DISCRETION, TAKE ANY ACTIONS NECESSARY FOR US TO MAKE THIS OFFER TO OPTION HOLDERS IN ANY SUCH JURISDICTION.
     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.
     NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OF ENTERCOM COMMUNICATIONS CORP. OR ANY OF ENTERCOM’S SUBSIDIARIES OR TO AFFECT OUR RIGHT TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION. THE EMPLOYMENT RELATIONSHIP BETWEEN ENTERCOM COMMUNICATIONS CORP. OR ANY OF ENTERCOM’S SUBSIDIARIES AND EACH EMPLOYEE THEREOF REMAINS UNCHANGED.
     THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

INDEX TO SUMMARY TERM SHEET

QUESTIONS AND ANSWERS ABOUT THE OFFER		1

1.	What securities is Entercom offering to exchange?	1
2.	What are Eligible Options?	1
3.	Who are the Eligible Participants?	1
4.	How many Restricted Stock Units will I receive for the options I exchange?	1
5.	If I accept the exchange offer, do I have to exchange all of my Eligible Options?	1
6.	Will I be required to pay cash for the Restricted Stock Units I receive in the exchange?	1
7.	Will I receive any fractional Restricted Stock Units?	1
8.	Will I receive any cash payment for my options?	2
9.	What will happen to any options I hold that are not eligible for the Offer or that I elect not to exchange?	2
10.	Why is Entercom making the Offer?	2
11.	Are there conditions to this Offer?	2
12.	Will this exchange result in dilution to existing stockholders?	2
13.	Apart from receiving Restricted Stock Units, what are the consequences of participating in the Offer?	2
14.	How do I find out the details regarding my existing stock options?	3
15.	Can I exchange options that I have already exercised or shares that I have purchased through the Entercom Equity Compensation Plan?	3

QUESTIONS AND ANSWERS ABOUT THE RESTRICTED STOCK UNITS		3

16.	What is a Restricted Stock Unit / How is it different from Restricted Stock?	3
17.	What is the difference between stock options and Restricted Stock Units?	3
18.	When will I receive my Restricted Stock Units?	3
19.	Will I receive a stock certificate for my Restricted Stock Units?	4
20.	Will I need to countersign and return a Restricted Stock Unit grant instrument?	4
21.	What is the vesting schedule for the Restricted Stock Units?	4
22.	What special vesting rules apply on account of death or disability?	4
23.	What special vesting rules apply on retirement?	4
24.	What effect will a Change of Control have on the Restricted Stock Units I receive in this exchange?	4
25.	What happens if my employment with the Company terminates and then I later rejoin the Company?	5
26.	Under what circumstances will I forfeit the Restricted Stock Units I receive in this exchange?	5
27.	What if I am an employee of the Company when the Offer expires, but I do not expect to be an employee when the Restricted Stock Units begin to vest?	5
28.	What are the other restrictions on the Restricted Stock Units?	5
29.	Am I entitled to exercise any rights of ownership of Restricted Stock Units while they are subject to restriction?	5
30.	Will the Restricted Stock Units ever expire?	5
31.	What is the source of the Restricted Stock Units that will be issued in exchange for my options?	5
32.	How does a leave of absence impact the Offer?	5
33.	What are the tax consequences if I exchange my Eligible Options in the Offer?	6

QUESTIONS AND ANSWERS ABOUT THE PROCEDURES FOR ELECTING TO EXCHANGE		6

34.	When does the Offer expire? Can the Offer be extended, and if so, how will I know if it is extended?	6
35.	What do I need to do?	6
36.	During what period of time may I change my previous election?	6
37.	Do I have to return an Election Form if I do not want to exchange my Eligible Options?	7
38.	What happens if I don’t submit an Election Form by the expiration date?	7
39.	What happens if the Company’s shareholders do not approve of an amendment to the Plan to permit the Offer?	7
40.	What happens to my options if I do not accept the Offer or if my options are not accepted for exchange?	7
41.	Do I have to participate in the Offer?	7
42.	What do the members of our Board of Directors think of this Offer?	7
43.	What are the risks in exchanging my stock options?	7
44.	Is there any information regarding Entercom Communications Corp. that I should be aware of?	7
45.	What are the accounting consequences to Entercom Communications Corp. of making this Offer?	8
46.	Will someone at the Company advise me on what I should do in the Offer?	8
47.	Whom should I contact if I have additional questions about the Offer?	8

SUMMARY TERM SHEET
     The following are answers to some of the questions that you may have about this Offer. We urge you to read the entirety of this Offer to Exchange and the accompanying Election Form carefully because the information in this summary is not complete. Where appropriate, we have included references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.
QUESTIONS AND ANSWERS ABOUT THE OFFER
1.	What securities is Entercom offering to exchange?
     Entercom is offering to exchange Eligible Options for restricted stock units of Entercom (“Restricted Stock Units” or “RSUs”). The Eligible Options were granted under the Entercom Equity Compensation Plan. (See Question 2 and Sections 1 and 8)
     We sometimes refer to the Entercom Equity Compensation Plan as the “Plan.”
2.	What are Eligible Options?
     Eligible Options are those currently outstanding stock options to purchase shares of our Class A common stock that were granted to Eligible Participants under the Plan, and that have an exercise price equal to or greater than $11.80 per share. We are offering to exchange only those options that are held by Eligible Participants that remain Eligible Participants from the date of this Offer through the expiration of the Offer. (See Question 3 and Section 1).
3.	Who are the Eligible Participants?
     You are eligible to participate in this Offer (an “Eligible Participant”) only if you: (A) are an employee of the Company or its subsidiaries (“Employee”), including Employees who are officers or members of the Company’s Board of Directors; or (B) are a non-employee member of the Company’s Board of Directors (“Non-Employee Directors”). Each Eligible Participant will have an opportunity to elect to participate in the Offer (“Participants”). (See Section 1)
4.	How many Restricted Stock Units will I receive for the options I exchange?
     The exchange ratio under this Offer to Exchange depends on the exercise price of the Eligible Options. Specifically, the applicable exchange ratios are as follows:

Eligible Option	Exchange Ratio
Exercise Price	(Options For RSUs)

At least $11.80 but less than $30.00	2.25 for 1
$30.00 or more	4.50 for 1
     The number of Restricted Stock Units to be received by each participant in this Exchange Offer will be rounded (up or down) to the nearest whole number. (See Section 1).
5.	If I accept the exchange offer, do I have to exchange all of my Eligible Options?
     Yes. You must exchange all of your Eligible Options in order to participate in the exchange offer. (See Section 1).
6.	Will I be required to pay cash for the Restricted Stock Units I receive in the exchange?
     No. You will not be required to pay cash for the Restricted Stock Units you receive. You will, however, be required to satisfy any withholding tax liability upon each vesting date of the Restricted Stock Units. You can satisfy such obligation by having the Company withhold enough shares to satisfy the tax withholding obligation or electing to pay the applicable tax in cash. (See Sections 1, 8 and 13).
7.	Will I receive any fractional Restricted Stock Units?
     No. We will not issue any fractional Restricted Stock Units. The number of Restricted Stock Units to be received by each Participant will be rounded (up or down) to the nearest whole number. (See Section 1, 5 and 8).

8.	Will I receive any cash payment for my options?
     No. We will only issue you Restricted Stock Units. You will not receive any cash payment upon the issuance of such Restricted Stock Units. Upon the vesting of such Restricted Stock Units, however, you will also receive a cash payment equal to the amount of dividends, if any, that you would have received on the shares of common stock underlying your Restricted Stock Units if such Restricted Stock Units had been vested during the restricted period. (See Question 29 and Sections 1 and 8).
9.	What will happen to any options I hold that are not eligible for the Offer or that I elect not to exchange?
     If you elect to Participate in the Offer, your options that are not Eligible Options will remain outstanding and their existing terms and conditions will be unchanged. If you do not elect to participate in the Offer, all of your options (including your Eligible Options) will remain outstanding and their existing terms and conditions will be unchanged. (See Section 1)
10.	Why is Entercom making the Offer?
     Our Board of Directors believes that this Offer to Exchange will benefit the Company by: (i) reducing overhang from outstanding options and decreasing potential shareholder dilution; (ii) restoring the incentive of equity compensation to key employees; (iii) making it easier to meet industry standards and shareholder expectations for linking compensation with performance; and (iv) generally maximizing the alignment of employee and director interests with the Company’s shareholders. (See Section 2)
11.	Are there conditions to this Offer?
     The Offer is conditioned upon our shareholders approving an amendment to the Plan to permit the Offer at the May 12, 2009 Annual Meeting of Shareholders and any adjournments thereof. If our shareholders do not approve an amendment to the Plan to permit the Offer to Exchange, we will terminate the Offer and no Eligible Options will be exchanged for Restricted Stock Units. In addition, although the Offer is not conditioned upon a minimum number of Eligible Options being tendered for exchange, the Offer is subject to a number of other conditions described in Section 6.
12.	Will this exchange result in dilution to existing stockholders?
     If all of the Eligible Options outstanding as of March 31, 2009 were exchanged for Restricted Stock Units: (i) the number of shares of common stock underlying the Company’s outstanding options would decrease from approximately 3.1 million shares to approximately 1.2 million shares; and (ii) the Company would grant approximately 0.7 million Restricted Stock Units pursuant to this Offer to Exchange. All Eligible Options surrendered in connection with this Offer to Exchange will not be available for issuance under the Plan. Restricted Stock Units granted under the Plan will not count against the 3,000,000 share restricted stock/restricted stock unit sub-limit set forth in Section 3(a) of the Plan. Accordingly, assuming all Eligible Options were surrendered, such sublimit would be effectively increased to 3,750,216 shares. (See Section 2)
     This Offer to Exchange will not increase the number of shares available for future issuance under the Plan. Moreover, the Offer to Exchange is expected to reduce the number of shares subject to outstanding options. For example, if all Eligible Options were surrendered in this Offer to Exchange: (i) we would issue approximately 0.7 million Restricted Stock Units; (ii) we would have approximately 1.4 million fewer shares of Class A common stock subject to outstanding awards under the Plan (i.e., options and restricted stock units); and (iii) the number of shares Class A common stock available for issuance under the Plan would not change.
     Immediately after the closing of this Offer to Exchange, assuming 100% participation and no decrease in the number of Participants, outstanding options under the Plan would represent approximately 3.3% of Entercom’s common stock outstanding in comparison to approximately 9.1% as of March 31, 2009. The actual net reduction in options outstanding and options outstanding as a percentage of total shares outstanding will depend on a variety of factors, including the level of participation in the Offer to Exchange and any forfeitures or other grants under the Plan.
13.	Apart from receiving Restricted Stock Units, what are the consequences of participating in the Offer?
     If you elect to exchange your Eligible Options for Restricted Stock Units, you also must:
•	accept, and agree to be bound by, the terms and conditions governing the Restricted Stock Units, as set forth in the form of Restricted Stock Unit grant instrument included as Schedule A to this Offer to Exchange (See Section 1); and

•	acknowledge that each outstanding option grant instrument relating to your Eligible Options has been cancelled and automatically rendered null and void, and thereby irrevocably release all your rights thereunder (See Sections 3 and 5).
14.	How do I find out the details regarding my existing stock options?
     A summary sheet of your options has been provided to you with this Offer. In order to determine how many Restricted Stock Units you are eligible to receive: (i) add up the number of Eligible Options with an exercise price less than $30.00 and then divide such number by 2.25; and (ii) add up the number of Eligible Options with an exercise price of $30.00 or more and then divide such number by 4.50. The total of these two amounts (rounded up or down to the nearest whole number) is the number of Restricted Stock Units you may elect to receive in exchange for your Eligible Options.
15.	Can I exchange options that I have already exercised or shares that I have purchased through the Entercom Equity Compensation Plan?
     No. This Offer only pertains to unexercised options under the Plan. If you have exercised an option in its entirety, that option is no longer outstanding and is therefore not subject to this Offer. If you elect to participate and you have partially exercised an Eligible Option, the remaining unexercised portion of that option which is outstanding must be exchanged pursuant to this Offer. Options for which you have properly submitted an exercise notice prior to the date this Offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased. (See Section 1)
QUESTIONS AND ANSWERS ABOUT THE RESTRICTED STOCK UNITS
16.	What is a Restricted Stock Unit / How is it different from Restricted Stock?
     A Restricted Stock Unit is the right to receive, upon vesting, a share of common stock. Similarly, a share of restricted stock is a share of common stock with certain restrictions which lapse upon vesting. In each case, upon vesting, the holder receives ownership of stock. Under our Plan, the terms Restricted Stock and Restricted Stock Units are synonymous since restricted stock under the Plan is not certificated and the holder does not receive dividends or have the power to vote such shares. Upon vesting, the value of Restricted Stock and Restricted Stock Units is also the same: the market value of the underlying shares of common stock.
17.	What is the difference between my stock options and the Restricted Stock Units I may elect to receive?
     A stock option is the right to buy stock at some future date at a price (i.e., the “exercise price”) established at the time the option is granted. When an option is exercised, the value realized by the holder is the difference between the exercise price and the then current market price. Options are typically not immediately exercisable but instead become exercisable over time. When an option becomes exercisable, it is said to have “vested.”
     Under the Plan, a Restricted Stock Unit is a grant of stock that is subject to forfeiture during a specified period. By definition, Restricted Stock Units are unvested. During the period that the Restricted Stock Units are unvested, they are subject to restrictions as described in this Offer (See Section 8). The Restricted Stock Units that will be granted in the Option Exchange Program will vest over time. Upon vesting, the Restricted Stock Units become unrestricted, are no longer subject to forfeiture and the holder will own the shares of common stock underlying the Restricted Stock Units. When Restricted Stock Units vest, the value realized by the holder is the then current market price of the shares of common stock underlying the Restricted Stock Units. (See Section 8).
18.	When will I receive my Restricted Stock Units?
     If the conditions to this Offer are satisfied (including without limitation shareholder approval of an amendment to the Plan to permit the Offer), Entercom will exchange the Eligible Options you properly elect to exchange promptly after the expiration of this Offer. We will then provide you with a Restricted Stock Unit grant instrument, substantially in the form of Schedule A to this Offer to Exchange, showing the number of Restricted Stock Units you received in connection with this Offer. Our delivery of the Restricted Stock Unit grant instrument will evidence our issuance to you of Restricted Stock Units. (See Section 5)

19.	Will I receive a stock certificate for my Restricted Stock Units?
     No. You will not receive a stock certificate for your Restricted Stock Units until vesting. When the Restricted Stock units vest, and upon satisfaction of the applicable withholding obligation, the shares of stock will be delivered to you. At such time, you can elect to either (i) have your shares electronically deposited to your brokerage account or (ii) have your shares delivered in the form of a stock certificate. (See Section 8).
20.	Will I need to countersign and return a Restricted Stock Unit grant instrument?
     No. By completing and signing your Election Form, you agree to all of the terms and conditions contained in the form of Restricted Stock Unit grant instrument attached as Schedule A to this Offer to Exchange, as well as all other terms and conditions of this Offer. Once you receive the Restricted Stock Unit grant instrument, you may retain it for your files; you will not need to countersign it or any other Restricted Stock Unit grant instrument or return a copy to us. (See Section 3)
21.	What is the vesting schedule for the Restricted Stock Units?
     Assuming you continue to meet the requirements for vesting specified in the Restricted Stock Unit grant instrument, the Restricted Stock Units will vest: (i) 50% two years after the grant date; (ii) 25% three years after the grant date; and (iii) the remaining 25% four years after the grant date. If a Participant who is an Employee ceases to be employed by the Company (other than as a result of death) before such Participant’s Restricted Stock Units vest, such Restricted Stock Units will be forfeited. If a Participant who is a Non-Employee Director ceases to serve as a director of the Company (other than as a result of death) before such Participant’s Restricted Stock Units vest, such Restricted Stock Units will be forfeited unless such Participant is willing to serve as a director of the Company but is not reelected, in which case such Participant’s Restricted Stock Units shall become fully vested. Other restrictions regarding the Restricted Stock Units and the vesting thereof are set forth in the form of Restricted Stock Unit grant instrument attached as Schedule A to this Offer to Exchange and will be set forth in the grant instrument to be issued as of the grant date thereof.
     Some Eligible Options are presently vested. All of the Restricted Stock Units to be issued in connection with this Offer to Exchange, however, will not be vested. (See Section 1)
22.	What special vesting rules apply on account of death or disability?
     If you die before the full vesting of your Restricted Stock Units, such Restricted Stock Units will become fully vested. There are no provisions for accelerated vesting upon disability. (See Questions 26 and Sections 1 and 8).
23.	What special vesting rules apply on retirement?
     If a Participant who is an Employee ceases to be employed by the Company before such Participant’s Restricted Stock Units vest, such Restricted Stock Units will be forfeited. If a Participant who is a Non-Employee Director resigns or chooses to not stand for reelection as a director of the Company before such Participant’s Restricted Stock Units vest, such Restricted Stock Units will be forfeited.
24.	What effect will a Change of Control have on the Restricted Stock Units I receive in this exchange?
     The Restricted Stock Units will be issued under the Plan. Pursuant to the Plan, a “Change of Control” is defined as (a) any “person” becoming a “beneficial owner” of securities of the Company representing more than 50% of all votes required to elect a majority of the Board of Directors, provided that a Change of Control shall not be deemed to occur as a result of a change of ownership resulting from the death of a shareholder; (b) the consummation by the Company of (i) a merger or consolidation where the shareholders of the Company will not own more than 50% of all votes required to elect a majority of the Board of Directors of the surviving corporation or (ii) the consummation of an agreement providing for the sale or disposition by the Company of all or substantially all of the assets of the Company; (c) a liquidation or dissolution of the Company; or (d) any person completing a tender offer or exchange offer for shares representing more than 50% of all votes required to elect a majority of the Board.
     Upon a Change of Control, and unless the Compensation Committee of the Board of Directors determines otherwise, all the restrictions placed on the Restricted Stock Units will immediately lapse, and each Restricted Stock Unit will immediately vest. (See Section 8)

25.	What happens if my employment with the Company terminates and then I later rejoin the Company?
     In the case of a Participant who is an Employee, if such Participant’s employment terminates for any reason, whether through resignation, retirement or other voluntary termination or through any involuntary termination (other than as a result of death), all unvested Restricted Stock Units shall be forfeited immediately upon termination. In the event that such Participant is subsequently rehired, the unvested Restricted Stock Units previously forfeited upon termination remain forfeited. In other words, Restricted Stock Units that were forfeited are not restored on any rehire.
26.	Under what circumstances will I forfeit the Restricted Stock Units I receive in this exchange?
     If a Participant who is an Employee ceases to be employed by the Company (other than as a result of death) before such Participant’s Restricted Stock Units vest, such Restricted Stock Units will be forfeited. If a Participant who is a Non-Employee Director ceases to serve as a director of the Company (other than as a result of death) before such Participant’s Restricted Stock Units vest, such Restricted Stock Units will be forfeited unless such Participant is willing to serve as a director of the Company but is not reelected, in which case such Participant’s Restricted Stock Units shall become fully vested. If a Participant dies while such Participant is an Employee or a Non-Employee Director, all unvested Restricted Stock Units will become fully vested. (See Sections 1 and 8).
27.	What if I am an employee of the Company when the Offer expires, but I do not expect to be an employee when the Restricted Stock Units begin to vest?
     If you do not expect to be an Employee when the Restricted Stock Units vest, you should carefully consider whether you should participate in this Offer. Your Eligible Options may be currently fully vested. If you do not elect to participate in the Offer, then when your employment ends, you generally will be able to exercise your vested Eligible Options for 90 days thereafter. If you elect to participate, however, all of your Eligible Options (including any vested Eligible Options) will be cancelled. If the Restricted Stock Units you receive remain unvested when your employment ends, such Restricted Stock Units will be forfeited. (See Section 8).
28.	What are the other restrictions on the Restricted Stock Units?
     The restrictions on the Restricted Stock Units you will receive in this Offer will be set forth in the Restricted Stock Unit grant instrument. Restricted Stock Units may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of until the Restricted Stock Units vest. Once your Restricted Stock Units vest, they will no longer be subject to forfeiture. (See Section 8).
29.	Am I entitled to exercise any rights of ownership of Restricted Stock Units while they are subject to restriction?
     Until your Restricted Stock Units vest, you will not have the right to vote or receive dividends on the shares of common stock underlying your Restricted Stock Units. Once your Restricted Stock Units vest, however, you will receive a cash payment equal to the amount of any dividends that you would have received during the restricted period but for the restrictions. In addition, after your Restricted Stock Units vest, you will receive any future dividends that may be paid on the underlying shares of common stock. (See Section 8)
30.	Will the Restricted Stock Units ever expire?
     Restricted Stock Units do not need to be exercised after they vest. Accordingly, unlike options, Restricted Stock Units do not expire. Rather, vesting just means that the forfeiture and transfer restrictions will cease to apply and you will own the underlying shares of common stock without any restrictions on your ownership rights. As a result, upon issuance the Restricted Stock Units will be yours to hold, and upon vesting you will be free to transfer or sell them as you desire, subject to applicable securities laws and payment of applicable withholding taxes. (See Sections 8 and 13)
31.	What is the source of the Restricted Stock Units that will be issued in exchange for my options?
     The Restricted Stock Units will be issued under the Plan. (See Section 1 and 8)
32.	How does a leave of absence impact the Offer?
     Eligible Participants who are participating in sabbaticals approved by the Company or other leaves of absence approved by the Company may participate in the Offer.

33.	What are the tax consequences if I exchange my Eligible Options in the Offer?
     The grant of the Restricted Stock Units is not a taxable event. The vesting of such Restricted Stock Units is, however, a taxable event. When your Restricted Stock Units vest, you will have ordinary income equal to the market value of the underlying shares of common stock on the vesting date. In connection with such vesting the Company may be required to withhold funds from you to cover your withholding tax obligation. You can satisfy such obligation by having the Company withhold enough shares to satisfy the tax withholding obligation or electing to pay the applicable tax in cash. (See Section 13).
QUESTIONS AND ANSWERS ABOUT THE
PROCEDURES FOR ELECTING TO EXCHANGE
34.	When does the Offer expire? Can the Offer be extended, and if so, how will I know if it is extended?
     The Offer expires on Thursday, May 14, 2009, at 5:00 P.M., Eastern Time, unless we extend it. No exceptions will be made to this deadline. If you wish to exchange any Eligible Options for Restricted Stock Units, you must return a properly completed and signed Election Form so that we receive it by this deadline.
     Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time or time(s). If we extend the Offer, we will publicly announce the extension no later than 9:00 A.M., Eastern Time, on the first business day after the expiration date (as such expiration date may be extended). (See Section 14).
35.	What do I need to do?
     If you choose to participate in this Offer, you must complete, sign and return your Election Form and deliver it to us so that we receive it by 5:00 P.M., Eastern Time, on Thursday, May 14, 2009, unless the Offer is extended. (See Section 3 and 14)
     Your election will be effective only if RECEIVED by us by the deadline. To ensure timely delivery, we recommend that you submit your Election Form well in advance of the expiration date. You may submit your Election Form through one of the following methods:
•	Fax the Election Form to (610) 660-5662, attention Andrew P. Sutor, IV, Corporate Counsel and Assistant Secretary;

•	Mail the Election Form (via certified mail, return receipt requested) to Entercom Communications Corp., 401 City Ave., Suite 809, Bala Cynwyd, PA 19004, Attn: Andrew P. Sutor, IV, Corporate Counsel and Assistant Secretary; or

•	Email a scanned version of the signed Election Form in PDF format to “option-exchange” followed by the extension “@entercom.com”.
     If you have questions about delivery, you may contact Andrew P. Sutor, IV at (610) 660-5655, or send an email to “option-exchange” followed by the extension “@entercom.com”. You should carefully review the Offer to Exchange, the Election Form, and all of their attachments before making your election.
     If we extend the Offer beyond Thursday, May 14, 2009, then you must sign and deliver the Election Form before the extended expiration of the Offer. We may reject any Election Form or tendered options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the options tendered for exchange. If you do not sign and deliver the Election Form before the Offer expires, it will have the same effect as if you rejected the Offer. We will make a decision to either accept all of the properly tendered options or to reject them all on the first business day after this Offer expires. (See Sections 3, 6 and 14).
36.	During what period of time may I change my previous election?
     You will have the right to withdraw your tendered options at any time before the expiration date of the Offer. We intend to make our decision to either accept all properly tendered options or to reject them all on the first business day after this Offer expires. (See Sections 4 and 14).

37.	Do I have to return an Election Form if I do not want to exchange my Eligible Options?
     No. You need to complete and deliver the Election Form to us by the deadline specified above only if you choose to exchange all of your Eligible Options. (See Section 3).
38.	What happens if I don’t submit an Election Form by the expiration date?
     If we do not RECEIVE your Election Form by the expiration date, it will be deemed that you chose not to exchange any of your Eligible Options. Accordingly, if you choose to mail your Election Form, you must allow sufficient time for delivery. The Election Form must be physically received by us prior to the expiration date, regardless of any postal markings.
39.	What happens if the Company’s shareholders do not approve of an amendment to the Plan to permit the Offer?
     The Offer is conditioned upon our shareholders approving an amendment to the Plan to permit the Offer at the May 12, 2009 Annual Meeting of Shareholders and any adjournments thereof. If our shareholders do not approve an amendment to the Plan to permit the Offer to Exchange, we will terminate the Offer and no Eligible Options will be exchanged for Restricted Stock Units.
40.	What happens to my options if I do not accept the Offer or if my options are not accepted for exchange?
     Nothing. If you do not accept the Offer or if we do not accept any options tendered for exchange, you will keep all of your current options and you will not receive any Restricted Stock Units. No changes will be made to your current options. (See Section 1).
41.	Do I have to participate in the Offer?
     No. This is a voluntary program. Whether you choose to participate will have no effect on your future employment with the Company.
42.	What do the members of our Board of Directors think of this Offer?
     Although our Board of Directors has approved this Offer, none of the members of our Board of Directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your Eligible Options for Restricted Stock Units. (See Section 17)
43.	What are the risks in exchanging my stock options?
     Because your Restricted Stock Units will be unvested when granted, there is a possibility that you may forfeit all of your Restricted Stock Units before they become vested. Because the exchange ratios of options to Restricted Stock Units are less than one for one, at the end of the vesting period you will have fewer shares of Class A common stock than you would have had upon exercising all of your options. If the price of our Class A common stock rises substantially above the exercise price of your current stock options, you could receive a greater gain by choosing not to exchanging your options. On the other hand, if the stock price rises but does not substantially increase above the exercise price of your current options, you may benefit by exchanging the options for Restricted Stock Units. (See Section 1)
44.	Is there any information regarding Entercom Communications Corp. that I should be aware of?
     Your decision to accept or reject this Offer should take into account the factors described in this document as well as the various risks inherent in our business.
     Therefore, before making your decision, you should carefully review this Offer, including the information about Entercom Communications Corp. set forth in Section 9 of this document. This information includes certain financial information that we have incorporated in this Offer by reference to our Annual Report on Form 10-K for the year ended December 31, 2008 in addition, Schedule B to this Offer to Exchange includes certain Summary Financial Information about the Company. (See Section 9).
     You may also find additional information about us on our website at www.entercom.com. The information on our website is not deemed to be a part of this Offer.

45.	What are the accounting consequences to Entercom Communications Corp. of making this Offer?
     Under the provisions of Statement of Financial Accounting Standards No. 123 (as revised 2004), "Share-Based Payment,” or SFAS 123R, modification accounting for stock-based compensation will apply to an exchange of share-based awards. The Company will recognize additional share-based compensation expense if, at the time the Company first makes the Offer to Exchange, the fair value of the Restricted Stock Units issued in connection with the Offer to Exchange is greater than the fair value of the surrendered Eligible Options. This difference in fair value will be recognized as an expense on a straight-line basis over the vesting period of the Restricted Stock Units issued in connection with the Offer to Exchange. Based upon the Company’s Class A common stock price (as reported on the NYSE) as of March 31, 2009, and assuming that there is no material change in the variables used to determine the fair value of the surrendered Eligible Options, the Company expects to recognize $0.3 million of additional share-based compensation expense as of result of the exchange of Eligible Options for Restricted Stock Units. (See Section 11)
46.	Will someone at the Company advise me on what I should do in the Offer?
     The Company cannot advise you on whether to keep or exchange your Eligible Options. We recommend you discuss the Offer and your personal situation with your own professional advisor and then decide whether or not to participate. (See Section 13 and 17)
47.	Whom should I contact if I have additional questions about the Offer?
     For additional information about the Offer or the Plan, you can contact Andrew P. Sutor, IV, Corporate Counsel and Assistant Secretary at (610) 660-5655, or send an email to “option-exchange” followed by the extension “@entercom.com”.

THE OFFER
Section 1. Number of Restricted Stock Units; Expiration Date
     We are offering our eligible employees and non-employee directors an opportunity to exchange certain of their outstanding stock options for Restricted Stock Units (sometimes referred to as “RSUs”). We refer to this as the “Offer” or the “Offer to Exchange.” This Offer relates only to currently outstanding stock options to purchase shares of our Class A common stock with an exercise price equal to or greater than $11.80 and that were granted under the Plan (“Eligible Options”).
     The Offer is conditioned upon our shareholders approving an amendment to the Entercom Equity Compensation Plan (or “Plan”) to permit the Offer at the May 12, 2009 Annual Meeting of Shareholders and any adjournments thereof. In addition, the Offer is subject to the conditions described in Section 6 of this Offer to Exchange
     The Plan is an employee benefit plan as defined in Rule 405 under the Securities Act. As of March 31, 2009, options to purchase approximately 3.3 million shares of Class A common stock were outstanding under the Plan. Approximately 2.1 million of these options, with exercise prices ranging from $12.31 to $52.05, are eligible to participate in this Offer to Exchange. There are approximately 207 holders of Eligible Options.
     You are eligible to participate (an “Eligible Participant”) in this Offer only if you:
•	are an employee of the Company or its subsidiaries (“Employee”), including Employees who are officers or members of the Company’s Board of Directors; or

•	are a non-employee member of the Company’s Board of Directors (“Non-Employee Director”).
     Upon the terms and subject to the conditions of this Offer, we will issue Restricted Stock Units to Eligible Participants who elect to participate (“Participants”) promptly following the expiration of the Offer.
     Our Offer is upon the terms and subject to the conditions described in this Offer to Exchange and the Election Form. We will not accept Eligible Options unless they are properly elected for exchange and not validly withdrawn in accordance with Section 4 of this Offer to Exchange before the Offer expires on the expiration date as defined below.
     The exchange ratio under this Offer depends on the stated exercise price of the Eligible Options. Specifically, the applicable exchange ratios are as follows:

Eligible Option	Exchange Ratio
Exercise Price	(Options For RSUs)

At least $11.80 but less than $30.00	2.25 for 1
$30.00 or more	4.50 for 1
     The number of Restricted Stock Units to be received by each Participant will be rounded (up or down) to the nearest whole number.
     You will not be required to pay cash for the Restricted Stock Units you receive. You will, however, be required to satisfy any withholding tax liability upon each vesting date of the Restricted Stock Units. You can satisfy such obligation by having the Company withhold enough shares to satisfy the tax withholding obligation or electing to pay the applicable tax in cash.
     The Restricted Stock Units issued in exchange for tendered Eligible Options will be issued under the Plan. The Restricted Stock Units will be subject to forfeiture and other restrictions until they vest under the terms of a Restricted Stock Unit grant instrument, a form of which is included in this Offer to Exchange as Schedule A. By properly tendering your Eligible Options for exchange, you will be deemed to have accepted the terms of, and agreed to be bound by, that form of Restricted Stock Unit grant instrument.
     Assuming you continue to meet the requirements for vesting specified in the Restricted Stock Unit grant instrument, the Restricted Stock Units will vest: (i) 50% two years after the grant date; (ii) 25% three years after the grant date; and (iii) the remaining 25% four years after the grant date. If a Participant who is an Employee ceases to be employed by the Company (other than as a result of death) before such Participant’s Restricted Stock Units vest, such Restricted Stock Units will be forfeited. If a Participant who is a Non-Employee Director ceases to serve as a director of the Company (other than as a result of death) before such Participant’s Restricted Stock Units vest, such Restricted Stock Units will be forfeited unless such Participant is willing to serve as a director of the Company but is not reelected, in which case such Participant’s Restricted Stock Units shall become fully vested. Other restrictions regarding the Restricted Stock Units and the vesting thereof are set forth in the Restricted Stock Unit grant instrument in Schedule A of this Offer to Exchange and will be set forth in the grant instrument to be issued as of the grant date thereof.
     Some Eligible Options are presently vested. All of the Restricted Stock Units to be issued in connection with this Offer to Exchange, however, will not be vested.
     If you die before the full vesting of your Restricted Stock Units, such Restricted Stock Units will become fully vested. There are no provisions for accelerated vesting upon disability.
     You are not required to exchange any Eligible Options. In order to participate, however, you must exchange all of your Eligible Options. You may not elect to exchange only a portion of your Eligible Options. All Eligible Options properly tendered and not validly withdrawn before the expiration date will be exchanged for Restricted Stock Units upon the terms and subject to the conditions described in this Offer to Exchange.
     The Offer is conditioned upon our shareholders approving an amendment to the Plan to permit the Offer at the May 12, 2009 Annual Meeting of Shareholders and any adjournments thereof. If our shareholders do not approve an amendment to the Plan to permit the Offer to Exchange, we will terminate the Offer and no Eligible Options will be exchanged for Restricted Stock Units. This Offer is not conditioned upon a minimum number of Eligible Options being exchanged. This Offer is subject to the conditions described in Section 6 of this Offer to Exchange.
     The term “expiration date” means 5:00 P.M., Eastern Time, on Thursday, May 14, 2009, unless and until we extend the period of time during which the Offer will remain open in accordance with the provisions of this Offer. If we extend the period of time during which the Offer remains open, the term “expiration date” will refer to the latest time and date at which the Offer expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the Offer and Section 6 for a description of our rights to accept all of the properly tendered options or to reject them all.
Section 2. Purpose of the Offer and Plans and Proposals
     We are making this Offer to Exchange because our Board of Directors believes that this Offer will benefit the Company by: (i) reducing overhang from outstanding options and decreasing potential shareholder dilution; (ii) restoring the incentive of equity compensation to key employees; (iii) making it easier to meet industry standards and shareholder expectations for linking compensation with performance; and (iv) generally maximizing the alignment of employee and director interests with the Company’s shareholders.
     If all of the Eligible Options outstanding as of March 31, 2009 were exchanged for Restricted Stock Units: (i) the number of shares of common stock underlying the Company’s outstanding options would decrease from approximately 3.1 million shares to approximately 1.2 million shares; and (ii) the Company would grant approximately 0.7 million Restricted Stock Units pursuant to this Offer to Exchange. Any Eligible Options surrendered in connection with this Offer to Exchange will not be available for issuance under the Plan.
     From time to time we evaluate, and sometimes undertake, strategic opportunities that may arise, including strategic alliances and acquisitions or dispositions of assets. On an ongoing basis, we discuss these possible strategic alliances, acquisitions or dispositions with other companies. Further, from time to time we may make changes in our current Board of Directors or any committee of the Board of Directors (including, but not limited to, changes to their size or composition, changes to the chairman designations, changes to the committee assignments and revisions to our audit committee and compensation committee charters) including any changes that we deem necessary or appropriate in light of the requirements of the Sarbanes-Oxley Act of 2002 and the SEC rules under it, the New York Stock Exchange’s corporate governance rules and other or existing or future laws or regulations regarding corporate governance or other issues.
     Subject to the foregoing, and except as otherwise disclosed in filings with the SEC, we currently have no definitive plans or proposals that relate to or would result in:
     (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;
     (b) any purchase, sale or transfer of a material amount of our assets or those of any of our subsidiaries;

     (c) any material change in our present dividend policy, our indebtedness or our capitalization;
     (d) any change in our current Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any material terms of the employment contracts of any of our executive officers, other than in the ordinary course of business;
     (e) any other material change in our corporate structure or business;
     (f) our common stock not being listed on a national securities exchange;
     (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;
     (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;
     (i) the acquisition by any person of any of our securities or the disposition of any of our securities other than pursuant to the Entercom Equity Compensation Plan; or
     (j) any change in our Articles of Incorporation (other than the proposed amendments to be considered at the May 12, 2009 annual meeting of shareholders as described in the Company’s Proxy Statement filed with the SEC on March 23, 2009) or Bylaws, or any other actions, in each case which may impede the acquisition of control of Entercom Communications Corp. by any person.
     NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND THE ACCOMPANYING ELECTION FORM AND TO CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR ELIGIBLE OPTIONS.
Section 3. Procedures
     Making Your Election. To accept this Offer, you must make your election on the Election Form and sign and deliver it to us so that we receive it before expiration of the Offer at 5:00 P.M., Eastern Time, Thursday, May 14, 2009.
     Your election will be effective only if RECEIVED by us by the deadline. To ensure timely delivery, we recommend that you submit your Election Form well in advance of the expiration date. You may submit your Election Form through one of the following methods:
•	Fax the completed and signed Election Form to (610) 660-5662, attention Andrew P. Sutor, IV, Corporate Counsel and Assistant Secretary;

•	Mail the completed and signed Election Form (via certified mail, return receipt requested) to Entercom Communications Corp., 401 City Ave., Suite 809, Bala Cynwyd, PA 19004, Attn: Andrew P. Sutor, IV, Corporate Counsel and Assistant Secretary; or

•	Email a scanned version of the completed and signed Election Form in PDF format to “option-exchange” followed by the extension “@entercom.com”.
     If you have questions about delivery, you may contact Andrew P. Sutor, IV at (610) 660-5655. You do not need to return your stock option grant instrument(s) for your Eligible Options to effectively elect to tender your Eligible Options. Your stock option grant instrument(s) relating to your Eligible Options will be automatically cancelled and rendered null and void upon our acceptance of your properly tendered Eligible Options.
     By tendering your Eligible Options and returning your completed Election Form, you are:
•	accepting and agreeing to be bound by the terms and conditions governing the Restricted Stock Units as set forth in the form of Restricted Stock Unit grant instrument included as Schedule A to this Offer to Exchange; and

•	acknowledging that each outstanding option grant instrument relating to your Eligible Options has been cancelled and automatically rendered null and void, and thereby irrevocably releasing all your rights thereunder.
     Your signature on and return of the Election Form will constitute your agreement to these terms, effective upon your valid tender of your Eligible Options and our acceptance of any Eligible Options you may elect to exchange.
     The method of delivery of all documents, including the Election Form, is at your election and risk. If delivery is by mail, we recommend use of certified or registered mail, return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery.
     Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms. Our determination of these matters will be final and binding on all parties. We may reject any Election Form or tendered options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the options tendered for exchange. As described in Section 6, we will make a decision either to accept or to reject all of the properly tendered options on the first business day after this Offer expires. We may waive any defect or irregularity in any Election Form with respect to any particular options or any particular option holder. No options will be properly tendered until all defects or irregularities have been cured by the option holder tendering the options or waived by us. Neither we nor any other person is obligated to give notice of receipt of any Election Form or of any defects or irregularities involved in the exchange of any options, and no one will be liable for failing to give notice of receipt of any Election Form or any defects or irregularities.
     Our Acceptance Constitutes an Agreement. If you elect to exchange your Eligible Options and you return your Election Form according to the procedures described above, you will have accepted the terms and conditions of the Offer. Our acceptance of Eligible Options that are properly tendered for exchange will form a binding agreement between you and us on the terms and subject to the conditions of this Offer on the date of our acceptance of your properly tendered and not validly withdrawn Eligible Options. In addition, our acceptance of Eligible Options that you properly tender will bind you to the terms and conditions of the Restricted Stock Unit grant instrument governing the terms of your Restricted Stock Units and automatically will terminate your outstanding option grant instrument(s) for your Eligible Options and render it null and void. A copy of the form of this Restricted Stock Unit grant instrument is attached to this Offer to Exchange as Schedule A.
Section 4. Withdrawal Rights
     You may withdraw tendered options only by following the procedures described in this Section 4. You may withdraw the options you have elected to exchange at any time before 5:00 P.M., Eastern Time, on Thursday, May 14, 2009. If the Offer is extended by us beyond that time, you may withdraw your options at any time until the extended expiration of the Offer.
     In addition, you can also withdraw your options elected for exchange after the expiration of this Offer if we have not provided notice that we have accepted options elected for exchange by June 9, 2009.
     Your election to withdraw will be effective only if RECEIVED by us by the deadline. You may submit your election to withdraw through one of the following methods:
•	Fax the completed and signed Withdraw Form to (610) 660-5662, attention Andrew P. Sutor, IV, Corporate Counsel and Assistant Secretary;

•	Mail the completed and signed Withdraw Form (via certified mail, return receipt requested) to Entercom Communications Corp., 401 City Ave., Suite 809, Bala Cynwyd, PA 19004, Attn: Andrew P. Sutor, IV, Corporate Counsel and Assistant Secretary; or

•	Email a scanned version of the completed and signed Withdraw Form in PDF format to “option-exchange” followed by the extension “@entercom.com”.
     The notice of withdrawal must specify the name of the option holder who is electing to withdraw. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who elected to exchange the options sought to be withdrawn, exactly as such option holder’s name appears on the option grant instrument(s) evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signor’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal. Providing us with a properly completed and signed Notice of Election to Withdraw Form, which has been provided to you in connection with this Offer, will constitute a proper notice of withdrawal. It is your responsibility to confirm that we received your notice of withdrawal before the expiration time. You may not withdraw only a portion of your Eligible Options. If we receive a notice of withdrawal that attempts to withdraw less than all of your Eligible Options, we may, at our complete discretion, accept that as a notice of withdrawal with respect to all Eligible Options or as an invalid notice of withdrawal.
     You may not rescind any notice of withdrawal, but you may re-elect to exchange Eligible Options. If you withdraw your election to exchange your Eligible Options, you will thereafter be deemed to have not properly elected to exchange for purposes of the Offer unless you properly re-elect to exchange those options before the expiration date by submitting a new Election Form and following the procedures described above.
     As discussed in Section 6, we intend to make our decision either to accept all properly tendered options or to reject them all on the first business day after this Offer expires.
     Neither we nor any other person is obligated to give notice of any defects or irregularities in any new Election Form or notice of withdrawal, and no one will be liable for failing to give notice of receipt of any Election Form or any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Election Forms and notices of withdrawal. Our determinations of these matters will be final and binding.
Section 5. Acceptance of Options for Exchange and Cancellation; Issuance of Restricted Stock Units
     Upon the terms and subject to the conditions of this Offer, if we decide to accept all properly tendered options as described in Section 3, we will promptly exchange the Eligible Options and cancel all Eligible Options properly tendered and not validly withdrawn before the expiration date. Upon our acceptance of the Eligible Options you elect to tender for exchange, your currently outstanding option grant instrument(s) relating to the tendered Eligible Options will be cancelled and automatically rendered null and void and you, by tendering your Eligible Options, irrevocably release all of your rights thereunder. Promptly after expiration of this Offer you will receive a letter from us informing you of our acceptance of your election to participate in the Offer and of your right to receive Restricted Stock Units in accordance with the terms of this Offer. The exchange date and the effective issue date for the Restricted Stock Units will be promptly after the expiration of this Offer.
Section 6. Conditions of the Offer
     The Offer is conditioned upon our shareholders approving an amendment to the Plan to permit the Offer at the May 12, 2009 Annual Meeting of Shareholders and any adjournments thereof. If our shareholders do not approve an amendment to the Plan to permit the Offer to Exchange, we will terminate the Offer and no Eligible Options will be exchanged for Restricted Stock Units.
     Notwithstanding any other provision of the Offer, we will not be required to accept any Eligible Options elected for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Options elected for exchange, in each case, subject to certain securities laws limitations, if at any time on or after April 13, 2009 and before the expiration date of this Offer any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of Eligible Options elected for exchange:
     (a) if we are required by the Securities and Exchange Commission or other regulatory agency to extend the expiration date beyond May 14, 2009;
     (b) there shall have been threatened in writing or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, or the acquisition of some or all of the options elected for tender pursuant to this Offer;
     (c) there shall have been any action threatened in writing, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or us, by any court or any authority, agency or tribunal that would or might:
     (i) make the acceptance for exchange or the exchange for Restricted Stock Units of some or all of the options elected for exchange illegal or otherwise restrict or prohibit consummation of this Offer;

     (ii) delay or restrict our ability, or render us unable, to accept for exchange or to exchange for Restricted Stock Units some or all of the options elected for exchange; or
     (iii) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Entercom;
     (d) there shall have occurred:
     (i) any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in the over-the-counter market;
     (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;
     (iii) the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;
     (iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;
     (v) any decrease of greater than 50% of the market price of the shares of our Class A common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Entercom or on the trading in our Class A common stock;
     (vi) in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof; or
     (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on April 13, 2009;
     (e) a tender or exchange offer with respect to some or all of our Class A common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:
     (i) any person, entity or group within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Class A common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Class A common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before April 13, 2009;
     (ii) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before April 13, 2009 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Class A common stock; or
     (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities;
     (f) we determine in our reasonable judgment that the Offer will not have the benefits or serve the purposes described in Section 2 of the Offer; or
     (g) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of us or our subsidiaries that, in our reasonable judgment, will or may (a) have a material adverse effect on us or our subsidiaries, or (b) be materially beneficial to us or our stockholders and that could be precluded, delayed or impeded by the Offer.

     The conditions to the Offer are for our benefit. We may assert them at our discretion regardless of the circumstances giving rise to them prior to the expiration of the Offer. Other than those dependent on receipt of necessary government approvals, we may waive them, in whole or in part, at any time and from time to time prior to the expiration of the Offer, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon all persons.
     In the event that we determine to terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Options elected for exchange, we will inform you of such determination promptly and (to the extent that doing so would not, in our reasonable judgment, violate obligations of confidentiality or be contrary to our best interests) notify you of the event or events upon which we based our decision.
Section 7. Price Range of Common Stock
     There is no established trading market for the Eligible Options. Our Class A common stock is quoted on the New York Stock Exchange under the symbol “ETM.” The following table shows, for the periods indicated, the high and low sales prices per share of our Class A common stock as quoted on the New York Stock Exchange.

	High	Low
Year Ended December 31, 2007
First Quarter	$31.23	$27.02
Second Quarter	$29.49	$23.68
Third Quarter	$25.71	$18.60
Fourth Quarter	$21.91	$13.55
Year Ended December 31, 2008
First Quarter	$13.75	$9.46
Second Quarter	$11.50	$6.96
Third Quarter	$8.10	$4.89
Fourth Quarter	$5.42	$0.52
Year Ending December 31, 2009
First Quarter	$1.67	$0.80
     As of March 31, 2009, the closing price of our common stock, as quoted on the New York Stock Exchange, was $1.10 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.
Section 8. Source and Amount of Consideration; Terms of Restricted Stock Units
     Consideration. Holders must surrender Eligible Options to purchase Class A common stock in order to receive Restricted Stock Units in accordance with the following exchange ratios:

Eligible Option	Exchange Ratio
Exercise Price	(Options For RSUs)

At least $11.80 but less than $30.00	2.25 for 1
$30.00 or more	4.50 for 1
     The number of Restricted Stock Units to be received by each participant in this Offer to Exchange will be rounded (up or down) to the nearest whole number. The Restricted Stock Units issued in exchange for the Eligible Options will be issued under the Plan.
     Terms of the Restricted Stock Units. The Restricted Stock Units will be upon the terms and subject to the conditions of the Plan and the Restricted Stock Unit grant instrument. Our statements concerning the Plan and the Restricted Stock Units are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Plan and the Restricted Stock Unit grant instrument. The form of Restricted Stock Unit grant instrument is attached to this Offer to Exchange as Schedule A and has been filed as an exhibit to our Tender Offer Statement on Schedule TO, which has been filed with the SEC. Please contact Andrew P. Sutor, IV at (610) 660-5655, or send an email to “option-exchange” followed by the extension “@entercom.com”, to receive copies of the Entercom Equity Compensation Plan or form of the Restricted Stock Unit grant instrument. Copies will be furnished promptly at our expense.

     The Restricted Stock Units you can receive in exchange for tendered Eligible Options accepted by us will be subject to forfeiture and other restrictions until the Restricted Stock Units vest. These restrictions include prohibitions against sale, assignment, transfer, exchange, pledge, hypothecation or other encumbrance, other than by will or the laws of descent and distribution, in each case until the Restricted Stock Units have vested.
     Vesting and Forfeiture. The Restricted Stock Units issued in exchange for the Eligible Options will be unvested at the time of grant. Assuming continued employment by Entercom or service on the Board of Directors, the Restricted Stock Units will vest as follows: (i) 50% two years after the grant date; (ii) 25% three years after the grant date; and (iii) the remaining 25% four years after the grant date. Some Eligible Options are presently vested. All of the Restricted Stock Units to be issued in connection with this Offer to Exchange, however, will not be vested.
     Change of Control. The Restricted Stock Units will be issued under the Plan. Pursuant to the Plan, a “Change of Control” is defined as (a) any “person” becoming a “beneficial owner” of securities of the Company representing more than 50% of all votes required to elect a majority of the Board of Directors, provided that a Change of Control shall not be deemed to occur as a result of a change of ownership resulting from the death of a shareholder; (b) the consummation by the Company of (i) a merger or consolidation where the shareholders of the Company will not own more than 50% of all votes required to elect a majority of the Board of Directors of the surviving corporation or (ii) the consummation of an agreement providing for the sale or disposition by the Company of all or substantially all of the assets of the Company; (c) a liquidation or dissolution of the Company; or (d) any person completing a tender offer or exchange offer for shares representing more than 50% of all votes required to elect a majority of the Board.
     Upon a Change of Control, and unless the Compensation Committee of the Board of Directors determines otherwise, all the restrictions placed on the Restricted Stock Units will immediately lapse, and accordingly, each Restricted Stock Unit will immediately vest.
     Stock Certificates. Until your Restricted Stock Units vest, you will not receive any stock certificates for the shares of common stock underlying your Restricted Stock Units. Upon vesting of your Restricted Stock Units and satisfaction of the applicable withholding obligation, you can elect to either (i) have the shares of common stock underlying your Restricted Stock Units electronically deposited to your brokerage account or (ii) have such shares delivered in the form of a stock certificate. Notwithstanding the foregoing, we reserve the right from time to time to alter the mechanics of stock deposit as they apply to your Restricted Stock Units.
     Rights of a Stockholder. Until the Restricted Stock Units vest, the holder will not have the right to vote the underlying shares of common stock or receive dividends in such shares; provided that upon vesting, in addition to receiving outright ownership of the shares of common stock underlying the Restricted Stock Units, you will receive a cash payment equal to the amount of any dividends that would have been paid on such shares during the restricted period if they had been vested.
     Tax Consequences. You should refer to Section 13 for a discussion of the U.S. federal income tax and withholding tax consequences of the exchange of Eligible Options for Restricted Stock Units pursuant to this Offer.
     Registration of Restricted Stock Units. All shares of common stock underlying the Restricted Stock Units issuable in connection with this Offer have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are considered an affiliate of Entercom, upon vesting you will be able to sell the shares of common stock underlying the Restricted Stock Units free of any transfer restrictions under applicable securities laws. If you are an affiliate of Entercom, you will be subject to Rule 144 of the Securities Act of 1933 and if you are a director or executive officer of the Company you will be subject to the reporting requirements and short-swing trading restrictions of Section 16 of the Securities Exchange Act of 1934.
Section 9. Information About Entercom Communications Corp.
General
     Entercom is one of the largest radio broadcasting companies in the United States based on revenues. We were organized in 1968 as a Pennsylvania corporation. We operate a nationwide portfolio in excess of 100 radio stations in 23 markets, including San Francisco, Boston, Seattle, Denver, Sacramento, Portland, Indianapolis, Kansas City, Milwaukee, Austin, Norfolk, Buffalo, New Orleans, Memphis, Providence, Greensboro, Greenville/Spartanburg, Rochester, Madison, Wichita, Wilkes-Barre/Scranton, Springfield and Gainesville/Ocala. The primary source of revenues for our radio stations is the sale of advertising time to local, regional and national spot advertisers and national network advertisers.

     Our principal office is located at 401 City Avenue, Suite 809, Bala Cynwyd, Pennsylvania 19004. Our Internet address is www.entercom.com. You may obtain through our Internet website, free of charge, copies of our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and Proxy Statements on Schedule 14A including any amendments to those reports or other information filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. These reports will be available as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the Securities and Exchange Commission, or SEC. You can also obtain these reports directly from the SEC at their website www.sec.gov or you may visit the SEC in person at the SEC’s Public Reference Room at Station Place, 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We will also provide a copy of our most recent annual report on Form 10-K upon any written request by a shareholder.
Additional Financial Information
     The Tender Offer Statement on Schedule TO that we filed with the SEC in connection with this Offer to Exchange incorporates certain financial information about Entercom Communications Corp. included in our Annual Report to our stockholders for the fiscal year ended December 31, 2008. Please see Section 16 of this document for information about how to obtain copies of our SEC filings.
     In addition, certain Summary Financial Information about Entercom Communications Corp. is included in this Offer to Exchange as Schedule B.
Section 10. Interests of Directors and Officers; Transactions and Arrangements About the Options
     Our directors and executive officers, their positions and offices and the number and percentage of Eligible Options that each of them hold, in each case as of as of March 31, 2009, are set forth in the following table. The address of each director and executive officer is c/o Entercom Communications Corp., 401 City Avenue, Suite 809, Bala Cynwyd, Pennsylvania. The business telephone number for each director and executive officer is (610) 660-5610.

			Percentage
		Eligible	Of
		Options	Outstanding
		Beneficially	Eligible
Name	Positions And Offices Held	Owned	Options
David J. Field	Director, President and Chief Executive Officer	625,000	29.42%
Joseph M. Field	Director, Chairman of the Board	100,000	4.71%
John C. Donlevie	Director, Executive Vice President, Secretary and General Counsel	50,000	2.35%
Stephen F. Fisher	Executive Vice President - Operations and Chief Financial Officer	400,000	18.83%
Eugene D. Levin	Vice President, Treasurer and Controller	12,500	0.59%
David J. Berkman	Director	7,500	0.35%
Daniel E. Gold	Director	5,000	0.24%
Robert S. Wiesenthal	Director	5,000	0.24%
Michael J. Wolf	Director	0	—
All directors and executive officers as a group (8 persons)		1,205,000	56.7
     There have been no transactions with respect to Eligible Options effected during the past 60 days by the Company, or to our knowledge, by any executive officer, director, or affiliate of the Company other than the forfeiture of Eligible Options by departing employees in the ordinary course of business. For more detailed information regarding our directors and executive officers and their beneficial ownership of our common stock, you can consult our Annual Proxy Statement for the 2009 Annual Meeting of Shareholders, filed with the SEC on March 23, 2009.

Section 11. Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer
     All Eligible Options surrendered in connection with this Offer to Exchange will not be available for issuance under the Plan. Under the provisions of Statement of Financial Accounting Standards No. 123 (as revised 2004), “Share-Based Payment,” or SFAS 123R, that was adopted by the Company on January 1, 2006, modification accounting for stock-based compensation will apply to an exchange of share-based awards. The Company will recognize additional share-based compensation expense if, at the time the Company first makes the Offer to Exchange, the fair value of the Restricted Stock Units issued in connection with the Offer to Exchange is greater than the fair value of the surrendered Eligible Options. This difference in fair value will be recognized as an expense on a straight-line basis over the vesting period of the Restricted Stock Units issued in connection with the Offer to Exchange. Based upon the Company’s Class A common stock price (as reported on the NYSE) as of March 31, 2009, and assuming that there is no material change in the variables used to determine the fair value of the surrendered Eligible Options, the Company expects to recognize $0.3 million in additional share-based compensation expense as a result of the exchange of Eligible Options for Restricted Stock Units.
Section 12. Legal Matters; Regulatory Approvals
     We are not aware of any license or regulatory permit material to our business that might be adversely affected by the Offer, or of any approval or other action by any governmental, administrative or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Options or the issuance of the Restricted Stock Units in exchange for Eligible Options as described in the Offer. If any other approval or action should be required, we presently intend to seek the approval or endeavor to take the action. This could require us to delay the acceptance of, and exchange for, Eligible Options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept exchanged options and to issue Restricted Stock Units is subject to the conditions described in Section 6.
Section 13. Material U.S. Federal Income/Withholding Tax Consequences
     The following is a general summary of material U.S. federal income tax and withholding tax consequences only for U.S. citizens and residents of the exchange of Eligible Options for Restricted Stock Units pursuant to this Offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and it is not intended to be applicable in all respects to all categories of stockholders.
     YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THIS OFFER, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.
     General. There are no immediate tax consequences of receiving Restricted Stock Units in exchange for your Eligible Options. Upon vesting of the Restricted Stock Units, you will be required to recognize ordinary income in an amount equal to the fair market value of the vested shares of common stock underlying the Restricted Stock Units as of the vesting date. We may also have a withholding tax obligation with respect to amounts you recognize as ordinary income. All taxes that must be withheld with respect to that income will be due in cash to the Company immediately, as described below. Your acceptance of the Offer will constitute your agreement to satisfy any tax withholding obligations by having the Company withhold enough shares to satisfy the tax withholding obligation or electing to pay the applicable tax in cash.
     Withholding Taxes. Upon vesting, we may have a withholding tax obligation, much like the obligation that arises when we pay you your salary or a bonus. This ordinary income will be reflected on your year-end W-2. In order to satisfy the payment of this withholding tax obligation, by accepting this Offer, you agree to satisfy any tax withholding obligations by having the Company withhold enough shares to satisfy the tax withholding obligation (which is the default mechanism under the Plan) or electing to pay the applicable tax in cash.
     Upon the vesting of your Restricted Stock Units, you will also recognize ordinary income with respect to accrued dividends, if any, paid to you upon vesting. Those amounts may also be subject to withholding.
Section 14. Extension of Offer; Termination; Amendment
     We may at any time and from time to time, extend the period of time during which the Offer is open and delay accepting any Eligible Options surrendered or exchanged by publicly announcing the extension and giving oral or written notice of the extension to the option holders.

     Prior to the expiration date of the Offer, we may postpone our decision of whether or not to accept and cancel any Eligible Options in our discretion. In order to postpone accepting or canceling, we must publicly announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling Eligible Options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the Offer.
     Prior to the expiration date of the Offer, we may terminate the Offer if any of the conditions described in Section 6 occurs. In such an event, any tendered Eligible Options will continue to be held by the tendering option holder as if no tender had occurred.
     As long as we comply with any applicable laws, we reserve the right, in our sole discretion, to amend the Offer in any way, including decreasing or increasing the consideration offered in the Offer to option holders or by changing the number or type of options eligible to be exchanged in the Offer.
     We may amend the Offer at any time by publicly announcing the amendment. If we extend the length of time during which the Offer is open, the amendment must be issued no later than 9:00 A.M., Eastern Time, on the first business day after the expiration date (as such expiration date may be extended). Any public announcement relating to the Offer will be made by issuing a press release.
     If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances.
Section 15. Fees and Expenses
     We will not pay any fees or commissions to any broker, dealer or other person for asking option holders to tender Eligible Options under this Offer.
Section 16. Additional Information
     This Offer to Exchange is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to sell your options:
     (a) our annual report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on February 26, 2009;
     (b) our definitive proxy statement for our 2009 Annual Meeting of Stockholders on Schedule 14A, filed with the SEC on March 23, 2009;
     (c) our current reports on Form 8-K, filed with the SEC on February 24, 2009, and January 26, 2009;
     (d) our Registration Statements on Form S-8, SEC File Nos. 333-71481 and 333-85638 and 333-141493, filed with the Securities and Exchange Commission on January 29, 1999, April 5, 2002 and March 22, 2007; and
     (e) the description of our common stock included in our registration statement on Form 8-A, filed with the SEC on September 15, 1998, including any further amendments or reports we file for the purpose of updating that description.
     These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549.
     You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

     Our common stock is quoted on the New York Stock Exchange under the symbol “ETM” and our SEC filings are also available at the New York Stock Exchange’s internet site at http://secfilings.nyse.com/files.php?symbol=ETM.
     We will also provide, without charge, to each person to whom a copy of this Offer is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:
Entercom Communications Corp.
Attention: Investor Relations
401 City Avenue, Suite 809
Bala Cynwyd, PA 19004
or by telephoning us at (610) 660-5610 between the hours of 8:00 A.M. and 5:00 P.M. Eastern Time.
     As you read the documents listed in this Section 16, including documents subsequently filed by us with the SEC under the Securities Exchange Act of 1934, you may find some inconsistencies in information from one document to another. Should you find inconsistencies among the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document. You should assume that any information in any document is accurate only as of its date.
     The information contained in this Offer about the Company should be read together with the information contained in the documents to which we have referred you in this Offer to Exchange.
Section 17. Forward Looking Statements; Miscellaneous
     This Offer and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of such terms or other comparable terminology. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed in our most recently filed report on Form 10-K or Form 10-Q. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
     The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this tender Offer.
     We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will elections to exchange be accepted from or on behalf of, the option holders residing in such jurisdiction.
     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO TENDER OR REFRAIN FROM ELECTING TO TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.
Entercom Communications Corp.
April 13, 2009

SCHEDULE A — Form of Grant Instrument
Entercom Communications Corp.
Entercom Equity Compensation Plan
Employee[Director] -Restricted Stock Unit Grant
     This RESTRICTED STOCK UNIT GRANT (the “Instrument”), dated as of                      (the “Date of Grant”), is delivered by Entercom Communications Corp. (the “Company”) to                     (the “Grantee”).
RECITALS
     A. The Entercom Equity Compensation Plan (the “Plan”) provides for the grant of restricted stock units to directors, employees and certain consultants and advisors of the Company, in accordance with the terms and conditions of the Plan. A copy of the Plan’s “Prospectus”, as required under Section 10(a) of the Securities Act of 1933, is attached.
     B. The committee (the “Committee”) appointed by the Board of Directors of the Company (the “Board”) to administer the Plan has determined that it is to the advantage and interest of the Company to make a restricted stock unit grant as an inducement for the Grantee to continue as an employee of the Company and to promote the best interests of the Company and its shareholders.
     C. This grant is subject to the terms of the Plan, which are hereby incorporated into this Agreement by this reference. The Plan is administered by the Committee.
     NOW, THEREFORE, the parties to this Instrument, intending to be legally bound hereby, agree as follows:
     1. Restricted Stock Unit Grant. Subject to the terms and conditions set forth in this Instrument and in the Plan, the Company hereby grants to the Grantee right to receive ___shares of Class A common stock of the Company (“Restricted Stock Units”). The Restricted Stock Units may not be transferred by the Grantee or subjected to any security interest until the Restricted Stock Units vest pursuant to this Agreement and the Plan.
     2. Vesting of Restricted Stock Units. Subject to the conditions described in Paragraph 1 above:
          a. The Restricted Stock Units shall vest according to the following schedule, provided and on the condition that the Grantee has [been continuously employed by] [served as a director of] the Company through the applicable Vesting Date:
          Vesting Dates           Number of Restricted Stock Units Vested
          b. In addition, if [(i)] the Grantee’s End of Service Date (as defined in Paragraph 2(c) below) is due to the Grantee’s death, [; or (ii) upon the Grantee’s End of Service Date the Grantee is willing to serve as a director of the Company but is not reelected; then] the Restricted Stock Units shall become fully vested. In all other events and notwithstanding anything herein to the contrary, any Restricted Stock Units which have not yet vested at the time of Grantee’s End of Service Date shall be immediately forfeited, shall not thereafter become vested and this Grant shall be deemed to have terminated with respect to any such Restricted Stock Units.
          c. For purposes of this Grant, Grantee’s End of Service Date, unless otherwise specified by the Committee, shall be the date of cessation of Grantee’s employment with [service to] the Company [as a director].
     3. Certificates. Unless the Committee determines otherwise, certificates representing the shares of Class A common stock of the Company underlying the Restricted Stock Units will not be issued by the Company until the Restricted Stock Units vest, including any period of deferral of such vesting. When the Restricted Stock Units vest, the Grantee will receive a certificate representing (or electronic delivery of) the shares of Class A common stock of the Company underlying the vested Restricted Stock Units free of the restrictions under this Agreement.
     4. Certain Rights During Restriction Period.
          a. Voting. During the period before the Restricted Stock Units vest, including any period of deferral of such vesting (the “Restriction Period”) the Grantee shall not be entitled to vote the shares of Class A common stock of the Company underlying the Restricted Stock Units.

          b. Cash Dividends. During the Restriction Period, the Grantee shall not be entitled to receive any cash dividends with respect to the shares of Class A common stock of the Company underlying the Restricted Stock Units; provided that upon vesting of the Restricted Stock Units, the Company shall pay the Grantee an amount equal to the aggregate of all dividends per share which were paid on the Company’s common stock during the Restricted Period for each vested Restricted Stock Unit.
          c. Non-Cash Dividends; Reclassifications, Split Up; Etc. During the Restriction Period, in the event of a dividend or distribution payable in stock or other property or a reclassification, split up or similar event, the shares or other property issued or declared with respect to the non-vested Restricted Stock Units shall be subject to the same terms and conditions relating to vesting as the shares to which they relate.
     4. Nonassignability of Rights. During the Restriction Period, the Restricted Stock Units may not be assigned, transferred, pledged or otherwise disposed of by the Grantee. Any attempt to assign, transfer, pledge or otherwise dispose of the shares contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the shares, shall be null and void and without effect. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Grantee’s consent.
     5. Change of Control. The provisions of the Plan applicable to a Change of Control shall apply to the Restricted Stock Units, and, in the event of a Change of Control, the Committee may take such actions as it deems appropriate pursuant to the Plan.
     6. Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant is subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the shares, (iii) changes in capitalization of the Company, (iv) compliance with applicable federal communications laws, and (v) other requirements of applicable law. The Committee shall have the authority to interpret and construe the grant pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.
     7. No Employment or Other Rights. This grant shall not confer upon the Grantee any right to be retained by or in the employ or service of the Company and shall not interfere in any way with the right of the Company to terminate the Grantee’s employment or service at any time. The right of the Company to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved.
     8. Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflicts of laws provisions thereof.
     IN WITNESS WHEREOF, Entercom Communications Corp. has caused its duly authorized officers to execute and attest this Instrument, and the Grantee has placed his signature hereon, effective as of the date of grant.

ENTERCOM COMMUNICATIONS CORP.

By:

I hereby accept the grant of Restricted Stock Units described in this Instrument. I have read the Entercom Equity Compensation Plan, received the Plan Prospectus and agree to be bound by the terms of the Plan and this Instrument.

[Grantee]

Date:

SCHEDULE B— Summary Financial Information
Statement Of Operations Data

	Years Ended
	December 31,
	2008	2007
	(amounts in thousands except
	per share and ratio data)
Net Revenues	$438,822	$468,351
Station Operating Expenses	$276,187	$283,541
Impairment Loss	$835,716	$84,037
Total Operating Expenses	$1,149,130	$426,451
Operating Income (Loss)	$(710,308)	$41,900
Total Other Expense	$34,864	$49,599
Loss From Continuing Operations	$(512,572)	$(8,394)
Net Loss	$(516,651)	$(8,357)

Loss From Continuing Operations Per Common Share — Basic And Diluted	$(13.94)	$(0.22)
Net Loss Per Common Share — Basic And Diluted	$(14.05)	$(0.22)

Weighted Average Shares — Basic And Diluted	36,782	38,230

Ratio Of Loss From Continuing Operations (Less Fixed Charges) To Fixed Charges	(15.54)	0.85

Dollar Amount Of Deficiency If Less Than 1 To 1 Ratio	$745,172	$7,699
Balance Sheet Data

	As Of December 31,
	2008	2007
	(amounts in thousands except
	per share data)
Current Assets	$85,090	$124,094
Non Current Assets	$911,644	$1,795,258
Current Liabilities	$62,314	$35,389
Book Value Per Share	$2.73	$17.28
Shares Used In Computing Book Value Per Share	36,782	38,230